Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Month Ended:
December 31, 2007
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Monthly Operating Loss: $237 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: January 31, 2008	/s/ THOMAS S. TIMKO
Thomas S. Timko
Chief Accounting Officer and Controller

(1)	See next page for a listing of Debtors by case number.

(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
(1)	The Debtors in these jointly administered cases are as follows:

Case
Debtor Name	Number

Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CONFIDENTIAL – DECEMBER 2007 – DRAFT 11
DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

	Month Ended	Year Ended
	December 31, 2007	December 31, 2007
	(in millions)
Net sales:
General Motors and affiliates	$338	$6,545
Other customers	241	4,885
Non-Debtor affiliates	27	548

Total net sales	606	11,978

Operating expenses:
Cost of sales, excluding items listed below	676	12,419
U.S. employee workforce transition program (credit) charge	(36)	218
Long-lived asset impairment charges	39	69
Depreciation and amortization	56	523
Selling, general and administrative	118	1,009
Securities & ERISA litigation (credit) charge	(10)	343

Total operating expenses	843	14,581

Operating loss	(237)	(2,603)
Interest expense (contractual interest expense was $45 million and $444 million, respectively)	(45)	(718)
Loss on extinguishment of debt	—	(27)
Other income, net	37	36

Loss before reorganization items, income tax expense, and equity income	(245)	(3,312)
Reorganization items, net	(14)	(136)
Income tax benefit (expense)	9	(19)
Equity (loss) income from non-consolidated affiliates, net of tax	(15)	21

Loss from continuing operations before discontinued operations and equity income from non-Debtor affiliates	(265)	(3,446)
Loss from discontinued operations, net of tax (includes charge of $590 million on anticipated disposal loss)	(599)	(723)
Equity (loss) income from non-Debtor affiliates, net of tax	(100)	423

Net loss	$(964)	$(3,746)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CONFIDENTIAL – DECEMBER 2007 – DRAFT 11
DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

December 31, 2007
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$113
Restricted cash	125
Accounts receivable, net:
General Motors and affiliates	972
Other third parties	623
Non-Debtor affiliates	250
Notes receivable from non-Debtor affiliates	278
Inventories, net:
Productive material, work-in-process and supplies	653
Finished goods	170
Other current assets	385
Assets held for sale	467

Total current assets	4,036

Long-term assets:
Property, net	1,446
Investments in affiliates	331
Investments in non-Debtor affiliates	3,303
Goodwill	152
Other intangible assets, net	25
Other	487

Total long-term assets	5,744

Total assets	$9,780

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities not subject to compromise:
Current portion of long-term debt	$2,782
Accounts payable	1,007
Accounts payable to non-Debtor affiliates	689
Accrued liabilities	1,322
Liabilities held for sale	167

Total current liabilities not subject to compromise	5,967

Long-term liabilities not subject to compromise:
Long-term debt	24
Employee benefit plan obligations and other	956

Liabilities subject to compromise	16,276

Total liabilities	23,223

Stockholders’ deficit:
Total stockholders’ deficit	(13,443)

Total liabilities and stockholders’ deficit	$9,780

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
December 31, 2007
(in millions)
Cash flows from operating activities:
Net loss	$(964)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	56
Long lived asset impairment	39
Deferred income taxes	(8)
Pension and other postretirement benefit expenses	71
Equity income from unconsolidated affiliates, net of tax	15
Equity income from non-Debtor affiliates, net of tax	100
Reorganization items	14
U.S. employee workforce transition program credit	(36)
Securities and ERISA litigation credit	(10)
Changes in operating assets and liabilities:
Accounts receivable, net	433
Inventories, net	31
Other assets	34
Accounts payable, accrued and other long-term liabilities	(285)
U.S. employee workforce transition program payments	(30)
Other postretirement benefit payments	(16)
Pension contributions	(1)
Payments for reorganization items, net	(14)
Dividends from non-debtor affiliates	568
Dividends from joint ventures	15
Other	(43)
Operating cash flows provided by discontinued operations (includes non-cash charge of $590 million loss on anticipated disposal loss)	664

Net cash provided by operating activities	633

Cash flows from investing activities:
Capital expenditures	(8)
Proceeds from sale of property	3
Increase in restricted cash	(1)
Return on investment in non-debtor affiliates	108
Other	(9)
Investing cash flows used in discontinued operations	(4)

Net cash provided by investing activities	89

Cash flows from financing activities:
Repayments on debtor-in-possession credit facility, net of issuance cost	(555)
Repayments on borrowings from non-Debtor affiliates	(66)
Net repayments on borrowings from other debt	(1)

Net cash used in financing activities	(622)

Increase in cash and cash equivalents	100
Cash and cash equivalents at beginning of period	13

Cash and cash equivalents at end of period	$113

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

1. Background and Organization
     General – Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases – On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (collectively with the Initial Filers, the “Debtors”) filed voluntary petitions for relief under the Bankruptcy Code (the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein collectively as the “Chapter 11 Filings”). See the second page of this report for a listing of the Debtors and case number information. The Debtors have continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the Chapter 11 Filings and have continued their business operations without supervision from U.S. courts. On October 17, 2005, the Office of the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors. The composition of the creditors’ committee was subsequently changed. On March 22, 2006, the Court granted a motion to create an equity committee to represent the interests of Delphi’s stock owners and on April 28, 2006, the U.S. Trustee appointed a committee of equity security holders in these chapter 11 cases. The equity committee’s composition was also later changed.
     On January 20, 2006, the Debtors filed with the Court the Schedules of Assets and Liabilities and Statements of Financial Affairs (the “Schedules and Statements”), as required by the Bankruptcy Code. Subsequently, on February 14, 2006, April 18, 2006, and October 12, 2007, the Debtors filed certain amendments to the Schedules and Statements.
     On February 3, 2006, the United States Trustee convened a meeting of creditors of Delphi pursuant to section 341 of the Bankruptcy Code. A section 341 meeting is a statutorily mandated meeting of creditors, presided over by the United States Trustee, at which a debtor’s representatives appear and all creditors of the debtor are entitled to attend. At the conclusion of the section 341 meeting, the United States Trustee closed the meeting.
     On April 12, 2006, the Court established a bar date of July 31, 2006 for filing proofs of claim against the Debtors’ estates.
     Equity Purchase and Commitment Agreements – In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and General Motors Corporation (“GM”). On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the statutory committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P. (“Appaloosa”), affiliates of Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “Investors”). On August 2, 2007, the Court granted the Company’s motion for an order authorizing and approving the EPCA and on August 3, 2007, the Investors and the Debtors executed the EPCA. Under the EPCA as amended (as described below), the Investors may invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA.
     On October 30, 2007, the Debtors announced that they had filed with the Court a motion seeking approval of a proposed amendment to the EPCA (the “October EPCA Amendment”). The October EPCA Amendment was subject to the satisfaction of various conditions set forth in a proposal letter and the conditions were not satisfied. On November 14, 2007, the Debtors filed a proposed restated amendment to the EPCA (the “November EPCA Amendment”) that was subject to the satisfaction of various conditions set forth in a proposal letter, dated November 14, 2007. On December 3 and 5, 2007, Delphi filed further proposed restated amendments to the EPCA. Additional changes were reflected in the proposed order the Debtors submitted to chambers on December 7, 2007,
Case Number: 05-44481 (RDD) (Jointly Administered)

and the Court entered the order on December 10, 2007. On December 10, 2007, the Investors entered into the EPCA Amendment with Delphi, which amends the EPCA dated August 3, 2007 to reflect events and developments since then, including those relating to Court approvals in connection with a restated amendment to the EPCA (the “EPCA Amendment”); delivery of a revised disclosure letter by the Company; delivery of a revised business plan by the Company; updates and revisions to representations and warranties; agreements with principal labor unions; the execution and amendment of certain settlement agreements with GM; and the execution of a best efforts financing letter and the filing of a plan of reorganization and disclosure statement. Further, the EPCA Amendment amends provisions relating to the discount rights offering (including the replacement of existing common stockholders with unsecured creditors). Finally, the EPCA Amendment revises the EPCA to reflect certain economic changes for recoveries provided under the plan of reorganization, and a post-emergence capital structure which includes Series C Preferred Stock to be issued to GM.
     The EPCA Amendment removes or narrows the scope of certain conditions to closing in the EPCA including: the no-strike conditions, to include only strikes that occur after October 29, 2007; the capitalization condition to reduce the net debt required for the Company on the closing date; and an exclusion from the condition relating to the approval of material investment documents and numerous documents which have already been delivered by the Company to the Investors such as the plan of reorganization, the disclosure statement, the settlement agreements with GM, and the business plan. Certain conditions to closing are added by the EPCA Amendment, however, such as those requiring: release and exculpation of each Investor as set forth in the EPCA Amendment; that the Company will have undrawn availability of $1.4 billion including a letter of credit carve out and reductions under a borrowing base formula; that the Company’s pro forma interest expense during 2008 on the Company’s indebtedness will not exceed $585 million; that scheduled Pension Benefit Guarantee Corporation liens are withdrawn; and that the aggregate amount of trade and unsecured claims be no more than $1.45 billion (subject to certain waivers and exclusions). Refer to Note 1. Background and Organization, Plan of Reorganization for further details.
     The EPCA incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and to fund required contributions to the plans that were not made in full as permitted under the Bankruptcy Code. The discussion above is qualified in its entirety by the terms of the underlying proposal. In particular, as more fully outlined in the proposal, the effectiveness and consummation of the transactions contemplated by the EPCA are subject to a number of conditions precedent, including, among others, agreement on certain key documents and those conditions relating to financing of the emergence transactions.
     U.S. Labor Agreements – On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits (the “1113/1114 Motion”). As approved and confirmed by the Court, a series of settlement agreements or memoranda of understanding (each, a memorandum of understanding or “MOU”) among Delphi, its unions, and GM settled the 1113/1114 Motion with respect to each of Delphi’s unions. These settlement agreements include those with the:
•	International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), dated June 22, 2007;

•	International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”), dated August 5, 2007;

•	International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78 (“IAM”), dated July 31, 2007;

•	International Brotherhood of Electrical Workers (“IBEW”) and its Local 663 relating to Delphi Electronics and Safety, dated July 31, 2007;

•	IBEW relating to Delphi’s Powertrain division, dated July 31, 2007;

•	International Union of Operating Engineers Local 18S, dated August 1, 2007;

•	International Union of Operating Engineers Local 101S, dated August 1, 2007;

•	International Union of Operating Engineers Local 832S (collectively, with the International Union of Operating Engineers Local 18S and the International Union of Operating Engineers Local 101S, the “IUOE”), dated August 1, 2007;

•	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (the “USW”) relating to Delphi’s operations at Home Avenue, dated August 16, 2007; and

•	USW relating to Delphi’s operations at Vandalia, dated August 16, 2007.
Case Number: 05-44481 (RDD) (Jointly Administered)

     Each union settlement agreement was subject to Court approval as well as ratification by its respective union’s membership, except for the IUOE agreement relating to Local 101S which did not require ratification because there were no active bargaining unit members at the Olathe International Union of Operating Engineers Local 101S site. The UAW settlement agreement was approved by the Court on July 19, 2007 and ratified by the UAW as of June 28, 2007. The IUE-CWA, IAM, IBEW, and IUOE settlement agreements were approved by the Court on August 16, 2007 and were ratified as follows: by the IUE-CWA as of August 20, 2007, by the IAM and IBEW as of August 4, 2007, and by the IUOE (relating, respectively, to each of Local 832S and Local 18S) as of August 9 and August 10, 2007. The USW settlement agreements were approved by the Court on August 29, 2007, and were ratified by the USW as of August 30, 2007 for Home Avenue and as of August 31, 2007 for Vandalia.
     On September 4, 2007, by entry of an Order Withdrawing Without Prejudice Debtors’ Motion For Order Under 11 U.S.C. § 1113(c) Authorizing Rejection Of Collective Bargaining Agreements And Authorizing Modification Of Retiree Welfare Benefits Under 11 U.S.C. § 1114(g) (Docket No. 9221), the Court confirmed that the 1113/1114 Motion was withdrawn without prejudice, as to all parties and the intervening respondents, subject to the Court’s prior settlement approval orders pertaining to each of Delphi’s unions.
     Non-Represented Hourly Active Employees and Retirees – On July 23, 2007, Delphi and GM agreed to the treatment of certain non-represented hourly individuals, and on August 3, 2007, this agreement was formalized in the “Term Sheet – Delphi Cessation and GM Provision of Other Postretirement Benefits Obligations (“OPEB”) For Certain Non-Represented Delphi Employees and Retirees” (the “Non-Represented Term Sheet”). On August 16, 2007, the Court granted the Debtors’ motion pursuant to 11 U.S.C. § 363 to modify retiree welfare benefits for certain non-represented hourly active employees and retirees of Debtors and approving the Non-Represented Term Sheet.
     Plan of Reorganization – On September 6, 2007, Delphi filed its proposed plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) with the Court. The Plan and Disclosure Statement outlined Delphi’s transformation centering around five core areas, as detailed below, including agreements reached with each of Delphi’s principal U.S. labor unions and GM. As discussed in the Disclosure Statement, Delphi’s Plan filed on September 6, 2007 contemplated, among other things, obtaining funded debt of up to $7.5 billion and a $1.6 billion asset-based revolving loan to finance Delphi’s emergence from chapter 11. The Plan filed on September 6, 2007 and Disclosure Statement also included information regarding the treatment of claims and interests and an outline of the Investor agreement and rights offering.
     The September 6, 2007 Disclosure Statement also outlined Delphi’s transformation centering around five core areas:
•	Agreements reached with all principal U.S. labor unions which create a competitive arena in which to conduct its business;

•	Agreements with GM outlining its financial support for certain legacy and labor costs and certain future business commitments to Delphi;

•	Delphi’s future product portfolio and manufacturing footprint;

•	Delphi’s planned transformation of its salaried workforce and progress in reducing selling, general and administrative expenses to support its realigned portfolio; and

•	Delphi’s plan to fund its U.S. defined benefit programs.
     Delphi’s Plan filed on September 6, 2007 was based upon a series of global settlements and compromises which involved every major constituency of Delphi and its affiliated Debtors’ reorganization cases, including Delphi’s principal U.S. labor unions, GM, the official committee of unsecured creditors (the “Creditors’ Committee”) and the official committee of equity security holders (the “Equity Committee”) appointed in Delphi’s chapter 11 cases, and the lead plaintiffs in certain securities and Employee Retirement Income Security Act (“ERISA”) multidistrict litigation (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA).
     The Plan filed on September 6, 2007 provided for a recovery through a distribution of reorganized Delphi common stock and cash. General unsecured creditors were to receive the principal amount of their claims plus accrued interest at a negotiated plan value. Other classes of creditors and interests were to receive agreed upon distributions. GM was to receive a $2.7 billion cash distribution in satisfaction of certain of its claims against Delphi. As part of the settlement of the Securities and ERISA litigation discussed further in Note 2. Basis of Presentation, Securities and ERISA Litigation Charges, distributions were to be made using Plan currency in the same form, ratio, and treatment as that which would be used to satisfy the holders of general unsecured claims. The
Case Number: 05-44481 (RDD) (Jointly Administered)

allowed claims and interests of the settling Securities and Litigation claimants totaled approximately $25 million for the ERISA plan class and a total of $204 million for the debt securities class and the common stock securities class. The Plan filed on September 6, 2007 contemplated that rights offerings featuring transferable and non-transferable rights would be made to holders of Delphi’s existing common stock. The rights offerings were to occur after the Court had confirmed Delphi’s Plan and a registration statement for the rights offerings had been declared effective by the SEC. Under the terms of the Plan filed on September 6, 2007, holders of existing Delphi common stock were also to receive a distribution of shares of reorganized Delphi and five-year warrants exercisable to purchase shares of reorganized Delphi.
     At a Court hearing on September 27, 2007, Delphi stated that the current dynamics of the capital markets had prompted it to consider whether amendments to the Plan might be necessary. Delphi commenced its Disclosure Statement hearing on October 3, 2007, and after resolving certain objections, requested that the hearing be permitted to continue on October 25, 2007. On October 19, 2007, the Court granted Delphi’s request to further continue the hearing on the adequacy of the Disclosure Statement on November 8, 2007. The adjournment of the hearing allowed the Debtors to continue to negotiate potential amendments to the Plan filed on September 6, 2007 with key stakeholders. On November 9, 2007, Delphi announced that the Court had agreed to adjourn the hearing previously scheduled for November 8, 2007, to consider the potential amendments to the Plan and Disclosure Statement, as discussed below to November 29, 2007. On November 28, 2007, at the request of the Debtors, the Court further adjourned the hearing to December 6, 2007.
     On October 29, 2007, Delphi filed a notice of potential amendments to the Plan and Disclosure Statement. These amendments contemplated an approximate $2 billion reduction in Delphi’s net debt at emergence. Further, the potential amendments reflected reductions in stakeholder distributions to some junior creditors and interest holders required to obtain consensus among the Creditors’ Committee, the Investors, and settling parties, and changes required by the Investors to obtain endorsement of the Plan and Disclosure Statement, Delphi’s settlement with GM and Delphi’s U.S. labor unions, Delphi’s emergence business plan, and related agreements.
     On November 14, 2007, Delphi announced it had reached agreement with GM and the Investors on potential amendments to the Plan, the comprehensive settlement agreements reached with GM (discussed further below), and the EPCA. Delphi filed these proposed amendments on November 14, 2007 with the Court as revisions to the appendices to the Company’s Disclosure Statement. Conforming potential amendments to the Disclosure Statement were filed with the Court on November 16, 2007. These filings were made in accordance with a scheduling order entered by the Court to continue the Disclosure Statement hearing on November 29, 2007. On November 28, 2007, at the request of the Debtors, the Court further adjourned the hearing to December 6, 2007.
     On December 3, 2007, Delphi filed further potential amendments to the Plan, the comprehensive agreements reached with GM, the EPCA, and the related Disclosure Statement. On December 4, 2007, Delphi announced that it had reached agreement in principle on these amendments with the Creditors’ Committee, the Equity Committee, GM, and the Investors. After a hearing on the adequacy of the proposed Disclosure Statement on December 6 and 7, 2007, on December 10, 2007, Delphi filed its first amended joint Plan of Reorganization (“Amended Plan”) and its first amended Disclosure Statement with respect to the Amended Plan (“Amended Disclosure Statement”). The Court entered an order approving the adequacy of the Amended Disclosure Statement on December 10, 2007. After entry of the order approving the Amended Disclosure Statement, Delphi began solicitation of votes on the Amended Plan. On January 16, 2008, Delphi announced that the voting results had been filed with the Court. Voting by classes of creditors and holders of interest (including shareholders) entitled to vote on the Amended Plan illustrated broad-based support for the Amended Plan. Eighty-one percent of all voting general unsecured creditors voted to accept the Amended Plan (excluding ballots cast by GM, plaintiffs in the MDL, and holders of interests). Of the total amount voted by all general unsecured creditors classes, 78 percent voted to accept the Amended Plan. One hundred percent of the ballots cast in the GM and MDL classes voted to accept the Amended Plan. Seventy-eight percent of voting shareholders voted to accept the Amended Plan.
Case Number: 05-44481 (RDD) (Jointly Administered)

     A hearing on confirmation of the Amended Plan began on January 17, 2008 and continued on January 18 and 22, 2008. The Court entered the order confirming the Amended Plan on January 25, 2008 (the “Confirmation Order”). The recoveries, distributions, and investments pursuant to the confirmed Amended Plan are as follows:

Confirmed Plan (1/25/2008)

Net Funded Debt	$4.6 billion

Plan Equity Value	Total enterprise value of $12.8 billion, which after deducting net debt and warrant value results in distributable equity value of $8.0 billion (or approximately $59.61 per share based on approximately 134.3 million shares)

Plan Investors	Direct Investment
- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.2 billion (or 29.2% discount from Plan Equity Value)
- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.3 billion (or 28.6% discount from Plan Equity Value)
- Purchase $175 million of New Common Stock at an assumed enterprise value of $9.7 billion (or 35.6% discount from Plan Equity Value)

GM	Recovery of $2.48 billion at Plan value of $12.8 billion
- At least $750 million in Cash
- Up to $750 million in a second lien note
- $1.073 billion (in liquidation value) in junior convertible preferred stock at Plan value of $12.8 billion

Unsecured Creditors	Par plus accrued recovery at Plan value of $12.8 billion
- 78.4% in New Common Stock at Plan Equity Value
- 21.6% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $9.7 billion (or 35.6% discount from Plan Equity Value)

TOPrS	90% of par recovery at Plan value of $12.8 billion
-78.4% in New Common Stock at Plan Equity Value
- 21.6% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $9.7 billion (or 35.6% discount from Plan Equity Value)

Existing Common Stockholders	Par Value Rights - Right to acquire approximately 21,680,996 shares of New Common Stock at a purchase price struck at Plan Equity Value

Warrants
- Warrants to acquire 6,908,758 shares of New Common Stock (which comprises 5% of the fully diluted New Common Stock) exercisable for seven years after emergence struck at 20.7% premium to Plan Equity Value
- Warrants to acquire $1.0 billion of New Common Stock exercisable for six months after emergence struck at 9.0% premium to Plan Equity Value
- Warrants to acquire 2,819,901 shares of New Common Stock (which comprises 2% of the fully diluted New Common Stock) exercisable for ten years after emergence struck at Plan Equity Value

461,552 shares of New Common Stock

Case Number: 05-44481 (RDD) (Jointly Administered)

     Delphi is engaged in ongoing discussions with its relationship banks regarding an emergence financing package that can be executed under existing market conditions, with the goal of emergence from chapter 11 as soon as practicable. Currently, Delphi anticipates it will emerge by March 31, 2008.
     GM Settlement – Also on September 6, 2007, Delphi entered into a Global Settlement Agreement (“GSA”) and a Master Restructuring Agreement (“MRA”) with GM. On October 29, 2007, Delphi entered into amendments to both the GSA and the MRA. On November 14, 2007 and again on December 3, 2007, Delphi entered into restated amendments to both the GSA and the MRA. Together, these agreements provide for a comprehensive settlement of all outstanding issues between Delphi and GM, including: litigation commenced in March 2006 by Delphi to terminate certain supply agreements with GM; all potential claims and disputes with GM arising out of the separation of Delphi from GM in 1999; certain post-separation claims and disputes between Delphi and GM; the proofs of claim filed by GM against Delphi in Delphi’s chapter 11 cases; GM’s treatment under Delphi’s Amended Plan; and various other legacy and ordinary course business matters between the companies.
     Most obligations set forth in the GSA are to be performed upon the occurrence of the effective date of the Amended Plan or as soon as reasonably practicable thereafter. The GSA is intended to resolve outstanding issues among Delphi and GM that have arisen or may arise before Delphi’s emergence from chapter 11 and will be implemented by Delphi and GM in the short term. The GSA addresses, among other things, commitments by Delphi and GM regarding pensions and OPEB, and other GM contributions with respect to labor matters, releases, and claims treatment.
     By contrast, resolution of most of the matters addressed in the MRA will require a significantly longer period that will extend for a number of years after the confirmation of the Amended Plan. The MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
     Delphi filed the GSA and the MRA as exhibits to the Amended Plan. Both agreements were approved through confirmation of the Amended Plan.
     DASE Liquidation – In February 2007, Delphi’s non-Debtor indirect wholly-owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s transformation plan previously announced in March 2006. The facility, which had approximately 1,600 employees, was the primary holding of DASE.
     On March 20, 2007, DASE filed a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso, which provides DASE support by managing the process of closing the Puerto Real site in Cadiz, Spain in accordance with applicable Spanish law. The Spanish court subsequently appointed three receivers of DASE (the “DASE Receivers”). During the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (then approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). Delphi concluded that it was in its best interests to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (then approximately $14 million) for the purpose of funding payment of the claims of DASE’s other creditors.
     As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. The total year-to-date expense through December 31, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $31 million is reflected as a component of equity income from non-Debtor affiliates, $130 million is reflected as a component of cost of sales and $107 million is reflected as a component of loss from discontinued operations.
Case Number: 05-44481 (RDD) (Jointly Administered)

2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements – The financial statements and supplemental information contained herein are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements, and as such, their net income (loss) is included as “Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly periodic reports for the subsequent periods filed with the SEC.
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position, and cash flows of the Debtors in the future.
     Intercompany Transactions – Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables. During December, a non-Debtor entity repatriated approximately $108 million to a Debtor entity in the form of a capital reduction. This transaction is reflected in the condensed combined statement of cash flows as a return on investment in non-Debtor affiliates.
     Investments in affiliates – During December, 2007, Delphi wrote down its investment in a non-consolidated joint venture by $25 million, with a corresponding decrease to equity income from non-consolidated subsidiaries of $17 million and the offset to accumulated translation adjustment.
     General Motors and Affiliates – Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers which sell directly to GM is classified as other (non-GM) customer activity.
     Restricted Cash – Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property – Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Long-Lived Asset Impairment Charges – In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Estimates of future cash flows used to test the recoverability of long-lived assets include separately identifiable undiscounted cash flows expected to arise from the use and eventual
Case Number: 05-44481 (RDD) (Jointly Administered)

disposition of the assets. Where estimated future cash flows are less than the carrying value of the assets, impairment losses are recognized based on the amount by which the carrying value exceeds the fair value of the assets. Delphi recognized asset impairment charges of $69 million for continuing operations and $194 million for discontinued operations for the year ended December 31, 2007.
      Discontinued Operations–In accordance with SFAS 144, a business component that is disposed of or classified as held for sale is reported as discontinued operations if the cash flows of the component have been or will be eliminated from the ongoing operations of the Company and the Company will no longer have any significant continuing involvement in the business component. The results of discontinued operations are aggregated and presented separately in the condensed combined statement of operations and condensed combined statement of cash flows. Assets and liabilities held for sale are aggregated and reported separately as assets and liabilities held for sale in the condensed combined balance sheet. Refer to Note 7. Divestitures for more information.
     Amounts have been derived from the consolidated financial statements and accounting records of Delphi Corporation using the historical basis of assets and liabilities to be disposed of and historical results of operations related to the Steering Business and the Interiors and Closures Business. The sale of the U.S. operations and certain of the non-U.S. operations of the Steering Business will be sales of assets and will include (i) all assets, except for cash, deferred tax assets and intercompany accounts, and (ii) all liabilities, expect for debt, deferred tax liabilities, intercompany accounts, U.S. pension and other postretirement benefit liabilities, accrued payroll and certain employee benefit accounts. The sale of certain non-U.S. operations of the Steering Business will be stock sales and will include all assets and liabilities for the sites with purchase price adjustments for cash, debt and certain other accounts. The majority of the sales of the Interiors and Closures Business are asset sales and the buyer will assume inventory, fixed assets, non-U.S. pension liabilities and the investment in a joint venture in Korea.
     While the historical results of operations of the Steering Business and the Interiors and Closures Business include general corporate allocations of certain functions historically provided by Delphi, such as accounting, treasury, tax, human resources, facility maintenance and other services, for the purposes of these pro forma financial statements, no amounts for these general corporate retained functions have been allocated to discontinued operations in the pro forma adjustments. Allocations have been made for other costs such as employee pension costs based upon a reasonable allocation method. Delphi expects to retain certain employee pension and other postretirement benefit liabilities for the Steering and Interiors and Closures Businesses and these liabilities were not allocated to liabilities held for sale in the balance sheet. Expenses related to employee pension and other postretirement benefit plans, however, were allocated to discontinued operations in the statement of operations because Delphi will not continue to incur related service costs subsequent to the divestiture of these businesses.
     The assets held for sale by the Debtors include the net assets held for sale of the non-debtor affiliates of $281 million which was reclassified from investments in non-debtor affiliates. In addition, the Debtor assets held for sale were revalued based on the expected proceeds, resulting in a loss on anticipated disposal of $590 million, including the impact of curtailment loss on pension benefits. The loss is based on Delphi’s investment in the Steering Business and Interiors and Closures Businesses at December 31, 2007 and will change when the divestiture of the businesses actually occurs based on final account balances at that time.
     Securities and ERISA Litigation Charges – On January 25, 2008, the Court issued an order approving the final settlement of certain multi-district litigation described below. The following is a summary of the litigation and the principal terms of the settlement order as they relate to the Company and its affiliates and related parties and is qualified in its entirety by reference to the previously filed agreements that were submitted to the Court for approval and attached as Exhibit 99(a), Exhibit 99(b), and Exhibit 99(c) to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2007 and the addendum referenced below containing certain modifications to the agreements attached as Exhibit 99(f) to the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2008.
     Delphi, along with certain of its subsidiaries and certain current and former directors, officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Through mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, certain current and former directors and officers of Delphi, and certain other defendants involved in the securities actions, ERISA actions, and shareholder derivative actions in consolidated proceedings (the “Multidistrict Litigation” or “MDL”), reached an agreement with the lead plaintiffs in the Securities Actions (the “Lead Plaintiffs”) and named plaintiffs in the
Case Number: 05-44481 (RDD) (Jointly Administered)

amended ERISA Action (the “ERISA Plaintiffs”) resulting in a $361 million settlement of the Multidistrict Litigation (the “MDL Settlements”).
     On September 5, 2007 the U.S. District Court for the Eastern District of Michigan (the “District Court”) entered an order preliminarily certifying the class and approving the settlement and scheduled the matter for a fairness hearing on November 13, 2007. On November 13, 2007, the District Court conducted the fairness hearing and took the matter under advisement. On October 25, 2007, the Court entered an order preliminarily approving the MDL Settlements subject to final consideration at the confirmation hearing on Delphi’s Plan and the Court’s consideration of certain objections that may be filed as to the MDL Settlements. On December 4, 2007, the District Court held another hearing to consider proposed modifications to the MDL Settlements (the “Modified MDL Settlements”), and tentatively approved the Modified MDL Settlements, after determining that the modifications were at least neutral to the Lead Plaintiffs and potentially provide a net benefit to the Lead Plaintiffs. The District Court approved the MDL Settlements in an opinion and order issued on January 10, 2008 and amended on January 11, 2008, and the District Court entered final orders and judgments, dated January 23, 2008, with respect to the securities and ERISA actions. A copy of an addendum setting forth the modification is attached as Exhibit 99(f) to the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2008.
     Under the terms of the Modified MDL Settlements, the Lead Plaintiffs and the ERISA Plaintiffs will receive claims that will be satisfied through Delphi’s Amended Plan as confirmed by the Court pursuant to the Confirmation Order described under Item 1.03 of the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2008. The Lead Plaintiffs will be granted an allowed claim in the face amount of $179 million, which will be satisfied by Delphi providing $179 million in consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under its Amended Plan. Additionally, the Lead Plaintiffs will receive $15 million to be provided by a third party. Delphi has also agreed to provide the Lead Plaintiffs, on behalf of the class members, the ability to exercise their rights in the anticipated discount rights offering in connection with the Amended Plan through a notice mechanism and a pledge of cash collateral. If an individual plaintiff opts out of the settlement reached with the Lead Plaintiffs and ultimately receives an allowed claim in Delphi’s chapter 11 cases, the amount received by the opt-out plaintiff will be deducted from the settlement reached with the Lead Plaintiffs. Delphi will object to any claims filed by opt-out plaintiffs in the Court, and will seek to have such claims expunged. The settlement with the ERISA Plaintiffs is structured similarly to the settlement reached with the Lead Plaintiffs. The ERISA Plaintiffs’ claim will be allowed in the amount of approximately $25 million and will be satisfied with consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under the Plan. Unlike the settlement reached with the Lead Plaintiffs, the ERISA Plaintiffs will not be able to opt out of their settlement.
     In addition to the amounts to be provided by Delphi from the above described claims in its chapter 11 cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds of up to approximately $89 million, including a portion of the remainder of any insurance proceeds that are not used by certain former officers and directors who are named defendants in various actions, and a distribution of approximately $2 million from certain underwriters named as defendants in the Securities Actions. In addition, Delphi’s insurance carriers have also agreed to provide $20 million to fund any legal expenses incurred by certain of the former officer- and director-named defendants in defense of any future civil actions arising from the allegations raised in the securities cases. The ERISA Plaintiffs will also receive a distribution of insurance proceeds in the amount of approximately $22 million. Settlement amounts from insurers and underwriters were paid and placed in escrow by September 25, 2007 pending Court approval.
     The MDL Settlements include a dismissal with prejudice of the ERISA and securities cases and a full release as to certain named defendants, including Delphi, Delphi’s current directors and officers, the former directors and officers who are named defendants, and certain of the third-party defendants. The Company also received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company appointed a committee of the Board of Directors (the “Special Committee”) to evaluate the shareholder demand. As a component of the MDL Settlements, the Special Committee determined not to assert these claims; however, it has retained the right to assert the claims as affirmative defenses and setoffs against any action to collect on a proof of claim filed by those individuals named in the demand for derivative action should the Company determine that it is in its best interests to do so.
Case Number: 05-44481 (RDD) (Jointly Administered)

     As a result of the MDL Settlements, as of December 31, 2007, Delphi has a liability of $351 million recorded for this matter. The expense for this matter is $343 million for the twelve months ended December 31, 2007. As previously disclosed, Delphi maintains directors and officers insurance providing coverage for losses incurred by the Company of up to $100 million, subject to a $10 million deductible. Delphi had previously recorded an initial reserve in the amount of its $10 million insurance deductible, and net of related payments, had an $8 million liability recorded as of December 31, 2006. Based on the modifications to the MDL Settlements discussed above, Delphi reduced its liability by approximately $10 million during December 2007. As discussed above, in conjunction with the MDL settlement, Delphi expects to receive recoveries of $148 million for the settlement amounts from insurers, underwriters, and third-party reimbursements and will record such recoveries upon Delphi’s emergence expected in the first quarter of 2008. As provided in the Confirmation Order, the MDL Settlements are contingent upon the effective date occurring, and if, for any reason, we cannot emerge as contemplated, the MDL Settlements will be invalid.
     Warranty Matters – Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments, and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. In September 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $93 million based on higher than normal warranty claims on engine electronic control units supplied for certain 2005-2007 vehicle models.
     In June 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $91 million based on a tentative settlement with GM over a range of specific warranty matters. On September 27, 2007, the Court granted Delphi’s motion to enter into a Warranty, Settlement, and Release Agreement (the “Warranty Settlement Agreement”) with GM to settle certain known warranty claims. Under the terms of the Warranty Settlement Agreement, Delphi will pay GM an estimated $199 million, comprised of approximately $127 million to be paid in cash over time as noted below, and up to approximately $72 million to be paid in the form of delivery by Delphi to GM of replacement product. The Warranty Settlement Agreement settles all outstanding warranty claims and issues related to any component or assembly supplied by Delphi to GM, which as of August 10, 2007 are (a) known by GM, subject to certain specified exceptions, (b) believed by GM to be Delphi’s responsibility in whole or in part, and (c) in GM’s normal investigation process, or which should have been within that process, but were withheld for the purpose of pursuing a claim against Delphi. Included in the settlement are all warranty claims set forth in GM’s amended proof of claim filed on July 31, 2006 in connection with Delphi’s chapter 11 cases (“GM’s Proof of Claim”).
     In addition, the Warranty Settlement Agreement limits Delphi’s liability related to certain other warranty claims that have become known by GM on or after June 5, 2007, and generally prohibits both GM and Delphi from initiating actions against the other related to any warranty claims settled in the agreement. Pursuant to the Warranty Settlement Agreement, GM is foreclosed from bringing any type of claim set forth on the exhibits attached thereto, if it is shown that on or before August 10, 2007, (i) GM knew about the claim, (ii) the amount of the claim exceeded $1 million, or GM believed the claim would exceed $1 million, (iii) the claim is in GM’s investigation process or GM determined that it should have been in GM’s investigation process but excluded it from that process for the purpose of pursuing a claim against Delphi, and (iv) GM believed or reasonably should have believed that Delphi had some responsibility for the claim.
     Pursuant to the Warranty Settlement Agreement, Delphi has advised GM that upon entry of an order approving the agreement, Delphi’s claims agent would be directed (a) to reduce the liquidated component relating to warranty claims contained in GM’s Proof of Claim by $530,081,671, which includes, among other things, those personal injury claims asserted in GM’s Proof of Claim that relate to warranty claims settled in the agreement, and (b) to expunge with prejudice the unliquidated component relating to warranty claims asserted in its Proof of Claim. Nothing contained in the Warranty Settlement Agreement would be construed to reduce any amounts to be paid to GM pursuant to the terms of the GSA and/or the MRA entered into by Delphi and GM and incorporated into Delphi’s Plan.
     Delphi has elected to defer amounts due under the Warranty Settlement Agreement until it receives payments from GM on or about the time of its emergence from bankruptcy. As a result, GM will set off these payments against the amounts then payable to Delphi by GM. Because Delphi has elected to defer these payments, GM will receive interest at the rate of 6% per annum on the payment from November 1, 2007, until the amounts are paid by Delphi or set off against amounts payable by GM.
Case Number: 05-44481 (RDD) (Jointly Administered)

     During September 2007 with the filing of Delphi’s Plan on September 6, 2007, Delphi determined that the warranty claims totaling $257 million previously included in liabilities subject to compromise would be resolved in the ordinary course of business without Court intervention and were therefore not subject to compromise, including amounts that were addressed in the warranty settlement agreement reached with GM. In September 2007, Delphi reclassified $143 million of these claims to accrued liabilities and $114 million of these claims to long-term liabilities, from liabilities subject to compromise.
     Contractual Interest Expense and Interest Expense on Unsecured Claims – Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7. Delphi did not record contractual interest expense on certain unsecured prepetition debt from the bankruptcy filing date until September 2007 because the interest ceased being paid and was not determined to be probable of being an allowed claim. In September 2007, Delphi recorded $289 million of prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007. The plan of reorganization also provides that certain holders of allowed unsecured claims against Delphi will be paid postpetition interest on their claims, calculated at the contractual non-default rate from the petition date through January 25, 2008. In September 2007, Delphi recorded $80 million of interest expense with respect to such allowed unsecured claims. For the month and year ended December 31, 2007, Delphi recorded total interest related to prepetition debt and allowed claims of $11 million and $407 million, respectively. The related accrued interest payable of $407 million is included in accrued liabilities on the accompanying balance sheet. This estimate is based on numerous factual and legal assumptions. Absent developments that alter the Debtors’ view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured claims, the Debtors expect to accrue interest on such unsecured claims in future periods, to the extent required under applicable law. Such interest will be discharged at the emergence date under the provisions of plan of reorganization discussed in Note 1. Background and Organization.
     Taxes – Delphi accounts for income taxes in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received Court authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The impact of initially applying FIN 48 was recognized as a cumulative effect adjustment increasing the April 1, 2007 opening balance of accumulated deficit by $18 million.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM – As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable immediately to transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for its actual costs for providing such coverage. As of December 31, 2007, Delphi owes GM for approximately $10 million of overpayments made throughout the year.
     Pension Funding – Delphi’s discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11 culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain
Case Number: 05-44481 (RDD) (Jointly Administered)

unfunded liabilities to a pension plan sponsored by GM. On March 9, 2007, Delphi received approval from the IRS to change the asset valuation method for purposes of funding for the Hourly and Salaried Plans for plan years beginning on and after October 1, 2005. The new asset valuation method uses fair market value as permitted in the IRC. On May 29, 2007, Delphi, acting pursuant to the Court’s authority, secured from the IRS a favorable ruling regarding the transfer of certain unfunded liabilities from its Hourly Plan to a pension plan sponsored by GM.
     On May 1, 2007, the IRS issued conditional waivers for the Hourly Plan and the Salaried Plan with respect to the plan year ended September 30, 2006 (the “2006 Waivers”). On July 13, 2007, Delphi received modifications of the 2006 Waivers, mainly related to revising certain deadlines. On September 28, 2007, the IRS issued a second conditional waiver for the Hourly Plan for the plan year ended September 30, 2007 (the “2007 Hourly Plan Waiver”). The second waiver is necessary to make the transfer of hourly pension obligations to the GM plan economically efficient by avoiding redundant cash contributions that would result in a projected overfunding of the Hourly Plan. On October 4, 2007, the IRS issued second modifications to the 2006 Waivers. The second modifications further revised the deadlines contained in the 2006 Waivers to match the deadlines set forth in the 2007 Hourly Plan Waiver. The conditional funding waivers will permit Delphi to defer funding contributions due under ERISA and the IRC until after Delphi emerges from chapter 11.
     The pertinent terms of the conditional waivers, as modified, are:
•	No later than December 31, 2007, the Company must file a plan of reorganization with the Court providing for the continuation of the Hourly and Salaried Plans and compliance with the conditions of the waiver. The Company has satisfied this condition.

•	The effective date of the Company’s plan of reorganization must be no later than February 29, 2008.

•	Effective June 16, 2007, Delphi provided to the PBGC letters of credit in favor of the Hourly and Salaried Plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million to support funding obligations under the Salaried Plan, which letters of credit will expire once Delphi satisfies the contribution requirements described below which must be satisfied within five days following the Company’s emergence from chapter 11.
     The Company has represented that it intends to meet the minimum funding standard under IRC section 412 for the plan years ended September 30, 2006 and 2007 upon emergence from bankruptcy protection. The Company is seeking an extension of the waiver terms with the IRS and the PBGC as they relate to the effective date of the Company’s Plan.
     The conditional waivers described above contemplate that two large payments related to the Company’s qualified defined benefit pension plans will be made as of the emergence from bankruptcy. The first payment will be a contribution directly to the Hourly and Salaried Plans as described above, and is estimated to be approximately $1.25 billion with approximately $1.05 billion in plan contributions and approximately $200 million into escrow. Delphi expects that the majority of the escrow ultimately will be contributed to the Hourly and Salaried Plans based on true-up calculations. The second payment will be effected through an IRC § 414(l) transfer of $1.5 billion of Hourly Plan net unfunded liabilities to a GM hourly pension plan. Delphi and GM have agreed to the IRC § 414(l) transfer of $1.5 billion of net unfunded liability to GM’s hourly plan, in exchange for a note given to GM by Delphi in the amount of $1.5 billion to be paid off by Delphi within ten days. The foregoing description of the pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers and the order of the Court.
     U.S. Employee Workforce Transition Programs – On June 22, 2007, Delphi, GM, and the UAW signed the UAW settlement agreement which included a workforce transition program for eligible UAW employees (the “UAW Workforce Transition Program”). Included in the UAW Workforce Transition Program is an attrition program similar to the U.S. employee special attrition programs offered in June 2006. The attrition program in the UAW Workforce Transition Program offers, among other options, certain eligible Delphi employees: (i) normal and early voluntary retirements with a lump sum incentive payment of $35,000, (ii) a pre-retirement program under which employees with at least 26 and fewer than 30 years of credited service are granted the ability to cease working and to receive monthly payments and benefits until they accrue 30 years of credited service at which time they will retire without additional incentives, and (iii) buyout payments which, depending on the amount of seniority or credited service, range from $70,000 to $140,000. The UAW Workforce Transition Program also offers the following options: (i) flowback rights to eligible Delphi employees as of the date of the filing of Delphi’s bankruptcy petition who do not elect the attrition options, including a relocation allowance of up to $67,000 in
Case Number: 05-44481 (RDD) (Jointly Administered)

certain circumstances when plants cease production, (ii) buy-down payments totaling $105,000 for eligible traditional employees who do not elect the attrition option or flowback and continue to work for Delphi under the terms of the 2004 UAW-Delphi Supplemental Agreement applicable to employees hired after 2004, transferring those employees to Supplemental Employee Status as of October 1, 2007, (iii) conversion of temporary employees in UAW-Delphi plants to permanent employee status, and (iv) severance payments up to $40,000 or supplemental unemployment benefits to eligible employees who are permanently laid off prior to September 14, 2011.
     On August 5, 2007, Delphi, GM, and the IUE-CWA signed the IUE-CWA settlement agreement, which included a workforce transition program for eligible IUE-CWA employees (the “IUE-CWA Workforce Transition Program”) and included an attrition program similar to the 2006 U.S. employee special attrition programs. The attrition program in the IUE-CWA Workforce Transition Program is similar to the attrition program included in the UAW Workforce Transition Program except that the buyout payments based on seniority or credited service range from $40,000 to $140,000. The IUE-CWA Workforce Transition Program also offers the following options: (i) special employee placement opportunities with GM for eligible Delphi employees who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when specific plants cease production, (ii) provision of buy-down payments totaling up to $125,000 for eligible employees who do not elect the attrition option or become employed by GM and continue to work for Delphi under the terms of the IUE-CWA settlement agreement, and (iii) severance payments up to $40,000 or supplemental unemployment benefits to eligible employees who are permanently laid off prior to October 12, 2011.
     On July 31 and August 1, 2007, Delphi and GM signed settlement agreements with the IAM, IBEW, and IUOE (collectively, the “Splinter Unions”). These Splinter Union settlement agreements, with the exception of the International Union of Operating Engineers Local 101S agreement, include workforce transition programs (the “Splinter Unions Workforce Transition Program”) and include attrition programs similar to the attrition program included in the IUE-CWA Workforce Transition Program. The Splinter Unions Workforce Transition Program also offers options of buy-down payments totaling up to $10,000 for eligible employees or severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011.
     On August 16, 2007, Delphi, GM, and the USW signed the USW settlement agreements, which included certain workforce transition options for eligible USW employees at the Home Avenue and Vandalia operations similar to certain options presented in the IUE-CWA Workforce Transition Program.
     As of December 31, 2007, approximately 310 of the 3,700 eligible UAW-represented employees, approximately 190 of the 1,300 eligible IUE-CWA-represented employees, approximately 710 of the 800 eligible USW-represented employees, and approximately 90 of the 100 eligible Splinter Union-represented employees elected to participate in the attrition programs. Delphi recorded a credit for the attrition program of approximately $44 million and a charge of approximately $60 million for the month and year ended December 31, 2007, respectively, which included a $50 million reduction in the overall attrition liability due to a change in estimate related to amounts previously accrued. The change in estimate was driven by the timing of when the employees actually left the Company as well as less actual costs for healthcare and other benefits versus the assumption at the time the accruals were made in 2006 and 2007. The estimated payments to be made under the buy-down arrangements within the UAW and IUE-CWA Workforce Transition Programs totaled $323 million and were recorded as a wage asset and liability. At December 31, 2007, $80 million was recorded in other current assets and $221 million was recorded in other long-term assets in the accompanying balance sheet. In accordance with EITF 88-23, “Lump-Sum Payments under Union Contracts,” the wage asset will be amortized over the life of the union workforce transition programs of which $7 million and $22 million were recognized in the month and year ended December 31, 2007, respectively. The corresponding wage liability will be reduced as buy-down payments are made, of which $120 million of payments were made as of December 31, 2007. Delphi recorded a net benefit plan curtailment gain of $4 million during the month ended December 31, 2007 and a net benefit plan curtailment loss of $54 million during the year ended December 31, 2007 related to the Hourly Plan for the effect of employees who elected to participate in the workforce transition programs, the effect of prospective plan amendments that will eliminate the accrual of future defined pension benefits for salaried and certain hourly employees on emergence from bankruptcy, and the impact of certain divestitures. Total workforce transition program charges for hourly employees were $(41) million and $136 million for the month and year ended December 31, 2007, respectively, of which $(36) million and $120 million is recorded in U.S. workforce transition program charges for the month and year ended December 31, 2007, respectively, and $(5) million and $16 million is recorded in loss on discontinued operations for the month and year ended December 31, 2007, respectively.
     Costs related to severance payments and supplemental unemployment benefits for U.S. employees at sites that will be sold or wound down in accordance with the workforce transition programs were recorded in the amount of $56 million in cost of sales during the year ended December 31, 2007.
     Salaried Pension Curtailment – During September 2007, Delphi recorded pension curtailment losses related to the Salaried Plan of $98 million for continuing operations in U.S. employee workforce transition program charges, and $18 million in loss on discontinued operations. The curtailment losses
Case Number: 05-44481 (RDD) (Jointly Administered)

were to recognize the effect of prospective plan amendments that will eliminate the accrual of future defined pension benefits for salaried employees on emergence from bankruptcy.
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated November 21, 2005 (the “Amended DIP Credit Facility”), and the approximate $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”).
     On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and a second priority term loan of approximately $2.5 billion (“Tranche C” or the “Tranche C Term Loan”).
     Delphi incurred no early termination penalties in connection with the termination of these agreements. However, as a result of the changes in the debt structure and corresponding cash flows related to the refinancing, Delphi expensed $25 million of unamortized debt issuance and discount costs related to the Amended DIP Credit Facility and Prepetition Facility in the first quarter of 2007, of which $23 million was recognized as loss on extinguishment of debt as these fees relate to the refinancing of the term loans and $2 million was recognized as interest expense as these fees relate to the refinancing of the revolver.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is pledging only 65% of the stock of its first tier non-U.S. subsidiaries) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.
     The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers and dispositions of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi which are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility.
     The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.
     Through a series of amendments over the course of the loan, the latest of which was entered into on November 20, 2007 (the “Third Amendment”), the Refinanced DIP Credit Facility now has a maturity date of July 1, 2008, Global EBITDAR covenants for the extension period, revised interest rates, and an amended definition of Global EBITDAR. The Refinanced DIP Credit Facility now carries an interest rate at the option of Delphi of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 2.50%, (ii) with respect to Tranche B borrowings, 2.50%, (iii) with respect to Tranche C borrowings, 3.00%, or LIBOR plus (x) with respect to Tranche A borrowings, 3.50%, (y) with respect to Tranche B borrowings 3.50%, and (z) with respect to Tranche C borrowings 4.00%. The definition of Global EBIDTAR now provides for the exclusion of expenses arising out of, or in relation to, the MDL Settlements recorded for accounting purposes in the fiscal quarters ended June 30, 2007 and September 30, 2007. Delphi paid amendment fees of 100 basis points to lenders or approximately $45 million. Delphi recorded amortization expense for these fees in the amount of approximately $7 million in December 2007.
Case Number: 05-44481 (RDD) (Jointly Administered)

Delphi also expensed $4 million of debt issuance costs related to the amendments to the term loan within the Third Amendment as loss on extinguishment of debt in November 2007.
     On November 6, 2007, the Debtors filed a motion requesting that the Court authorize the Debtors to enter into a “best efforts” engagement letter and fee letter with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. in connection with an exit financing arrangement comprised of: (i) a senior secured first lien asset-based revolving credit facility in an aggregate principal amount of $1.6 billion; (ii) a senior secured first-lien term facility in an aggregate amount of $3.7 billion; and (iii) a senior secured second-lien term facility in the amount of $1.5 billion, of which up to $750 million will be in the form of a note issued to GM in connection with the distributions contemplated under the Plan. On November 16, 2007, the Court entered an order authorizing the Debtors to enter into and perform all obligations under the engagement and fee letters.
     On January 9, 2008, Delphi announced that primarily as a result of improved operating performance and lower capital expenditures for the 2007 fiscal year than forecast in the 2007 business plan projection, Delphi’s year-end unaudited cash position for consolidated Delphi is preliminarily estimated to be approximately $850 million favorable to the 2007 business plan projection. After adjusting anticipated cash flows in 2008 to reflect retiming of certain payments previously forecast for 2007 and lower projections for certain forecasted emergence cash payments in 2008. Delphi reduced its planned exit facilities from the previously announced $6.8 billion authorized by the Court to approximately $6.1 billion. Once a suitable lending syndicate has been assembled, and as soon as practicable, the Debtors intend to negotiate and enter into definitive credit documents with respect to the exit financing arrangements.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. The borrowing base computation was short of the Refinanced DIP Credit Facility commitment on December 31, 2007. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As of December 31, 2007, there was no outstanding balance under the Revolving Facility and the Company had approximately $255 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 2. Basis of Presentation.
     On October 25, 2007, the Court entered an order confirming the authority of Delphi Automotive Systems (Holding), Inc. (“DASHI”) to complete an intercompany transfer (the “Intercompany Transaction”) to Delphi Automotive Systems LLC (“DAS LLC”) in an amount expected to be up to $650 million (the “DASHI Intercompany Transfer Order”). In this regard, DASHI will accumulate cash balances in an amount expected to be up to $650 million from certain of DASHI’s non-U.S. global affiliates, and then DASHI intends to effectuate the Intercompany Transaction. The DIP lenders have provided the requisite consent with respect to the Intercompany Transaction pursuant to the third amendment to the Refinanced DIP Credit Facility. As of December 31, 2007, the entire amount of the Intercompany Transaction has been transferred to DAS LLC. In addition, the DASHI Intercompany Transfer Order grants conditional adequate protection replacement liens to the PBGC on account of an asserted interest in $255 million of cash that will be accumulated by DASHI from the Debtors’ non-U.S. global affiliates due to unpaid contributions to certain Delphi pension plans. Pursuant to the DASHI Intercompany Transfer Order, the replacement liens are subject and subordinate to the liens granted to the DIP Lenders and any Setoff Claimant (as defined in the DIP Order) and are valid only to the extent that the PBGC’s asserted liens on the cash to be accumulated by DASHI from the global affiliates are valid, perfected, enforceable, and non-avoidable against such assets. Moreover, all parties in interest in the Debtors’ cases retain and reserve the right to challenge the PBGC’s purported liens on any grounds and simultaneously all of the PBGC’s claims, defenses, and arguments with respect to any such challenges are expressly reserved and preserved.
Case Number: 05-44481 (RDD) (Jointly Administered)

4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

		Year-to-Date
	Month Ended	January 1 to
	December 31,	December 31,
	2007	2007
	(in millions)
Professional fees directly related to reorganization	$(12)	$(169)
Interest income	2	37
Gain on settlement	—	2
Other	(4)	(6)

Total Reorganization Items	$(14)	$(136)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $9 million year-to-date of fees for certain legal advisors to GM, of which less than $1 million was incurred in December. Professional Fees for the month ended December 31, 2007 were estimated by the Debtors and will be reconciled to actual invoices when received.
5. Liabilities Subject to Compromise
     As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities are stayed. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.
     The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. On April 12, 2006, the Court entered an order establishing July 31, 2006 as the bar date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. The Debtors notified (including by publication notice) all known actual and potential creditors of the bar date and the required procedures with respect to the filing of proofs of claim with the Court. Any differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors are being analyzed and, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims.
     The Debtors have received approximately 16,750 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $34 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time, as of December 19, 2007, the Debtors had objected to approximately 13,500 proofs of claim which asserted approximately $11 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing and/or claimants have withdrawn approximately 9,500 of those proofs of claim, which reduced the amount of asserted claims by approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered
Case Number: 05-44481 (RDD) (Jointly Administered)

an order modifying approximately 3,300 claims, reducing the aggregate amounts asserted on those claims from $612 million to $485 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the Court will be further reduced. The determination of how liabilities will ultimately be settled and treated is set forth in the Amended Plan, which was approved by the Court on January 25, 2008. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:

December 31, 2007
(in millions)
Pension obligations	$3,329
Postretirement obligations other than pensions, including amounts payable to GM	8,786
Debt and notes payable	2,375
Accounts payable	823
Other	963

Total Liabilities Subject to Compromise	$16,276

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
7. Divestitures
     Delphi has begun the process of selling or winding down certain non-core product lines and manufacturing sites. On June 5, 2007, Delphi entered into an agreement with Belgium-based Umicore and certain of its affiliates (collectively, “Umicore”) for the sale of Delphi’s global original equipment and aftermarket catalyst business (the “Catalyst Business”) which is included in Delphi’s Powertrain Systems segment for a purchase price of $56 million, subject to adjustments. On August 8, 2007, in accordance with bidding procedures approved by the Court, Delphi conducted an auction and selected Umicore as the successful bidder with a revised purchase price of $75 million. On August 16, 2007, Delphi received approval from the Court to proceed with the sale of the Catalyst Business to Umicore and the assets of the Catalyst Business were deemed held for sale in accordance with SFAS 144. The carrying value of certain of the assets of the Catalyst Business were previously impaired and adjusted to their fair value under the “held for use” provision of SFAS 144. On September 28, 2007, Delphi closed on the sale of the Catalyst Business to Umicore and the Debtors received approximately $49 million which included certain post-closing working capital adjustments in the Debtors’ financial statements. The Debtors recorded the loss of $18 million on the sale of the Catalyst Business in cost of sales in September 2007.
     On September 28, 2007, Delphi closed on the sale of substantially all of the global assets exclusively used in the brake hose product line produced at one of Delphi’s manufacturing sites located in Dayton, Ohio (the “Brake Hose Business”). The sales price for the Brake Hose Business was $10 million and the sale resulted in a gain of $2 million, which was recorded as a reduction to cost of sales in the Debtors’ financial statements in September 2007.
     On October 1, 2007, Delphi closed on the sale of certain assets of the Saltillo, Mexico facility (“Saltillo”). The sale price for Saltillo was $15 million and the sale resulted in a gain of $4 million, which was recorded as a reduction to cost of sales in the Debtors’ financial statements in October 2007.
Case Number: 05-44481 (RDD) (Jointly Administered)

     On February 20, 2007, Delphi announced that it had signed a non-binding term sheet with the Renco Group, Inc. for the sale of its interiors and closures product line. On October 15, 2007, Delphi and certain of its affiliates entered into a Master Sale and Purchase Agreement with Inteva Products, LLC (“Inteva”), a wholly owned subsidiary of the Renco Group, and certain of its affiliates (the “Interiors and Closures Agreement”) for the sale of substantially all of the assets primarily used in the Company’s cockpits and interior systems business and integrated closures systems business (the “Interiors and Closures Business”). Concurrently, the Debtors filed a motion requesting a hearing on October 25, 2007 to approve bidding procedures in connection with the sale. On October 26, 2007, the Court approved those bidding procedures. On December 20, 2007, the Court approved the sale of the Interiors and Closures Business to Inteva and scheduled a hearing on the sale motion, as it pertains to certain proposed assigned contracts covered by unresolved objections, for January 25, 2008. On January 25, 2008, the Court entered an order approving the assumption and assignment of the executory contracts covered by such objections, all of which were resolved prior to the January 25, 2008 hearing. On that date, the Court also approved a compromise with Inteva, which facilitates the closing of the sale of the Interiors and Closures Business with Inteva by modifying the payment structure under the Interiors and Closures Agreement in consideration for the waiver of certain of Inteva’s conditions to closing.
     On December 10, 2007, Delphi announced that it had filed a motion in the Court seeking authority to enter into a Purchase and Sale Agreement (the “Purchase Agreement”) with a wholly-owned entity of Platinum Equity, LLC, Steering Solutions Corporation (“Platinum”), for the sale of Delphi’s global steering and halfshaft businesses (the “Steering Business”) and a Transaction Facilitation Agreement with GM (the “Transaction Agreement”). On December 20, 2007, the Court approved bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code to dispose of the Steering Business. On January 25, 2008, the Debtors announced that they will seek final Court approval to sell the Steering Business to Platinum at a sale hearing on February 21, 2008. Upon the Debtor’s review with GM, GM supported the Debtor’s decision to seek final Court approval of the sale to Platinum. Final consummation of the transaction is subject to Court approval.
     On January 15, 2008, the Debtors filed a motion in the Court seeking authority to enter into a sale and purchase agreement (the “Bearings Agreement”) with a wholly owned entity of Resilience Capital Partners, LLC, ND Acquisition Corp (“Resilience Capital”), for the sale of Delphi’s global bearings business (the “Bearings Business”). On January 25, 2008, the Court approved the bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code to dispose of the Bearings Business. Following completion of the bidding procedures process, a final sale hearing is scheduled for February 21, 2008.
     The Court approval of Delphi’s plan to dispose of the Interiors and Closures Business and Steering Business triggers held for sale accounting under SFAS 144. During December 2007, the Company recognized a charge of $590 million as a loss on the anticipated disposal of these businesses including the impact of curtailment loss on pension benefits. The loss is based on Delphi’s investment in the Steering Business and Interiors and Closures Business at December 31, 2007 and will change when the divestiture of the businesses actually occurs based on final account balances at that time.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
MONTH ENDED DECEMBER 31, 2007

Gross Wages Paid	Employee Payroll Taxes Withheld	Employer Payroll Taxes Owed

$205,450,188	$50,967,028	$9,984,397

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD)(Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED DECEMBER 31, 2007

Payee	Payroll Taxes Paid

Internal Revenue Service	$44,503,636
State of Michigan	2,471,129
City of Flint, MI	58,637
City of Saginaw, MI	58,076
City of Detroit, MI	5,851
City of Grand Rapids, MI	3,405
City of Walker, MI	521
City of Pontiac, MI	441
City of Lansing, MI	90
City of Lapeer, MI	85
State of Ohio	1,359,056
City of Dayton, OH	377,660
City of Vandalia, OH	287,744
City of Kettering, OH	146,568
City of Moraine, OH	134,480
Ohio School District, OH	65,722
City of Rita, OH	30,584
City of Warren, OH	19,466
City of Columbus, OH	17,210
City of Trotwood, OH	4,621
City of Hubbard, OH	2,739
City of Huron, OH	2,481
City of Dublin, OH	1,291
City of Lordstown, OH	1,002
City of Toledo, OH	685
City of Springfield, OH	560
City of Akron, OH	245
City of Canton, OH	109
City of Cincinnati, OH	90
City of Mansfield, OH	54
City of Norwalk, OH	26
City of Xenia, OH	4
State of Indiana	1,273,249
State of New York	1,100,746
State of Alabama	417,934
City of Gasden, AL	14,073
State of Wisconsin	342,313
State of Mississippi	150,377
State of California	39,598
State of Illinois	26,051
State of Colorado	19,300
City of Denver, CO	1,056
State of Pennsylvania	14,773
City of Philadelphia, PA	142
City of Towamencin, PA	36
State of Georgia	10,375
State of South Carolina	7,608
State of Kansas	5,988
State of Missouri	4,688
State of Oregon	3,017
State of North Carolina	2,923
State of Virginia	2,849
State of Arizona	2,401
Case Number: 05-44481 (RDD)(Jointly Administered)

DELPHI CONFIDENTIAL – DECEMBER 2007 – DRAFT 11
DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED DECEMBER 31, 2007

Payee	Payroll Taxes Paid

State of Oklahoma	$2,031
State of Connecticut	1,072
State of Louisiana	884
State of Maryland	837
State of Arkansas	608
State of Kentucky	608
State of New Jersey	458
State of Minnesota	442
State of Delaware	354
State of West Virginia	80
Inland Revenue Service (UK)	871,698
Country of Switzerland	6,500

Total	$53,879,337

Case Number: 05-44481 (RDD)(Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED DECEMBER 31, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

State of New York	Use	$6,118,932	$6,118,932
State of Ohio	Use	3,904,969	3,904,969
State of Ohio	Use	474,416	474,416
State of Michigan	Use	276,745	276,745
State of New York	Use	129,645	129,645
State of Indiana	Use	96,839	96,839
State of Texas	Use	42,419	42,419
State of Mississippi	Use	36,482	36,482
Limestone County, AL (Pay to: Alabama Dept. of Revenue)	Use	29,523	29,523
State of Wisconsin	Use	12,134	12,134
Gadsden City, AL (Payee ALATAX – Tax Trust Account)	Use	6,965	6,965
Tuscaloosa, AL	Use	2,288	2,288
Etowah County, AL ( Payee LGREC Inc., AL)	Use	1,562	1,562
Colorado Department of Revenue	Use	576	576
Coaling AL (Payee ALATAX – Tax Trust Account)	Use	474	474
Buena Vista Charter Township, MI	Personal Property	896,976	896,976
Madison County, IN	Personal Property	889,673	889,673
Flint, MI	Personal Property	873,261	873,261
Coopersville, MI	Personal Property	371,751	371,751
Clay County, MO	Personal Property	308,370	308,370
Ben Hill County, GA	Personal Property	261,892	261,892
Limestone County, AL	Personal Property	218,493	218,493
Flint, MI (Genesse county, Payable flint)	Personal Property	189,227	189,227
Adrian, MI	Personal Property	136,648	136,648
Shelby Township, MI	Personal Property	125,324	125,324
Turner County, GA	Personal Property	81,174	81,174
Fitzgerald, GA	Personal Property	71,215	71,215
Wyoming, MI	Personal Property	56,926	56,926
Saginaw, MI	Personal Property	48,955	48,955
Spartanburg County Tax Collector	Personal Property	47,620	47,620
Troy, MI	Personal Property	42,614	42,614
Madison Charter Township, MI	Personal Property	40,822	40,822
Tuscaloosa County, AL	Personal Property	28,713	28,713
North Kansas City, MO	Personal Property	23,765	23,765
Columbia, TN	Personal Property	22,298	22,298
Mathews Local School District, OH	Personal Property	22,240	22,240
Johnson County, KS	Personal Property	21,182	21,182
Monroe County, MO	Personal Property	12,844	12,844
Lakeview Local School District, OH	Personal Property	12,756	12,756
St. Louis County, MO	Personal Property	9,582	9,582
Bay City, MI	Personal Property	8,252	8,252
Autauga County, AL	Personal Property	7,451	7,451
Prince Georges County, MD	Personal Property	5,786	5,786
Orion Township, MI	Personal Property	4,064	4,064
Nemaha County, KS	Personal Property	2,886	2,886
Roswell, GA	Personal Property	2,836	2,836
McDonald County, MO	Personal Property	2,675	2,675
Monroe, MO	Personal Property	1,912	1,912
Shelby County, IN	Personal Property	1,598	1,598
Elkland Township, MI	Personal Property	1,394	1,394
Case Number: 05-44481 (RDD) (Jointly Administered)

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Lebanon, VA	Personal Property	953	953
Jackson County, MO	Personal Property	860	860
Baldwin County, AL	Personal Property	793	793
Madison County, AL	Personal Property	749	749
Rochester Hills, MI	Personal Property	733	733
Alma, MI	Personal Property	690	690
Milford Township, MI	Personal Property	639	639
Screven County, GA	Personal Property	484	484
Franklin County, MO	Personal Property	471	471
Detroit, MI	Personal Property	401	401
Woodstock Township, MI	Personal Property	361	361
Wayne Township, MI	Personal Property	345	345
Plymouth Township, MI	Personal Property	252	252
St. Charles, MO	Personal Property	206	206
Saint Louis, MO	Personal Property	192	192
Macon County, AL	Personal Property	156	156
Taylor County, GA	Personal Property	140	140
Barthomew, IN	Personal Property	135	135
Dekalb County, AL	Personal Property	127	127
Warren County, GA	Personal Property	124	124
Zilwaukee, MI	Personal Property	117	117
Jackson, MI	Personal Property	105	105
Madison County, KY	Personal Property	91	91
Springfield, TN	Personal Property	81	81
King County, WA	Personal Property	78	78
Lenoir County, NC	Personal Property	55	55
Dearborn County, IN	Personal Property	48	48
New Hanover County, NC	Personal Property	48	48
Forsyth County, AL	Personal Property	41	41
Elmore County, AL	Personal Property	29	29
Laclede County, MO	Personal Property	23	23
Butler County, MO	Personal Property	18	18
Fayette County, AL	Personal Property	14	14
Cherokee County, GA	Personal Property	11	11
Lake City, GA	Personal Property	9	9
Gaston County, NC	Personal Property	6	6
Coosa County, AL	Personal Property	5	5
Poplar Bluff, MO	Personal Property	4	4
Mississippi Department of Revenue	Income	850,000	850,000
Kentucky Department of Revenue	Income	70,000	70,000
Wisconsin Department of Revenue	Income	25,000	25,000
Minnesota Revenue	Income	400	400
Limestone County, AL	Real Property	159,195	159,195
Ben Hill County, GA	Real Property	79,020	79,020
Tuscaloosa County, AL	Real Property	39,809	39,809
Fitzgerald, GA	Real Property	21,487	21,487
State of Ohio	Kilowatt Hour	60,088	60,088
State of Alabama	Consumer Use	29,838	29,838
State of Alabama	Seller’s Use	22,557	22,557
Department of the Treasury	Withholding (non-payroll)	10,737	10,737
Texas Comptroller of Public Accounts	Franchise	5,833	5,833
New Mexico Taxation & Revenue Dept.	Franchise	50	50
Colorado Departmert of Revenue	Sales	4,074	4,074
Colorado Department of Revenue	Utility	153	153
South Carolina Department of Revenue	Sales & Use	66	66

Total		$17,375,045	$17,375,045

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED DECEMBER 31, 2007

Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”
Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
MONTH ENDED DECEMBER 31, 2007

Debtor Name	Case Number	Amount (1)

Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	—
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	2,945,759
Delphi Medical Systems Texas Corporation	05-44511	—
Delphi Medical Systems Corporation	05-44529	998,450
Specialty Electronics International Ltd.	05-44536	—
Specialty Electronics, Inc.	05-44539	418,798
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	11,161,883
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	8,126,675
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	13,581
Delphi China LLC	05-44577	—
Delphi Automotive Systems Korea, Inc.	05-44580	466,069
Delphi International Services, Inc.	05-44583	13,901,418
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	—
Delphi Automotive Systems (Holding), Inc.	05-44596	291,432
Delco Electronics Overseas Corporation	05-44610	67,908
Delphi Diesel Systems Corporation	05-44612	38,440,312
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	148,844
Delphi Integrated Service Solutions, Inc.	05-44623	190,994
Delphi Connection Systems	05-44624	7,542,147
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	107,789,217
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	125,682,724
Delphi Automotive Systems LLC	05-44640	997,747,109
Delphi Furukawa Wiring Systems LLC	05-47452	3,761,014
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	—

(1)	Operating expenses for the month ended December 31, 2007 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)